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                                                                     Exhibit 5.2


                 [LETTERHEAD OF CRAVATH, SWAINE & MOORE LLP]


                                                                February 23,2004



                      Rogers Wireless Inc. Exchange Offer
             US$750,000,000 6.375% Senior (Secured) Notes Due 2014


Dear Ladies and Gentlemen:

            We have acted as U.S. counsel for Rogers Wireless Inc. (the "Company"), a corporation organized under the laws of Canada, in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-4 (the "Registration Statement") on the date hereof under the Securities Act of 1933, as amended, relating to the proposed issuance of up to US$750,000,000 aggregate principal amount of 6.375% Exchange Senior (Secured) Notes due 2014 (the "New Notes") in exchange for a like amount of its outstanding 6.375% Senior (Secured) Notes due 2014. The New Notes are to be issued pursuant to an indenture, dated as of February 20, 2004 (the "Indenture"), between the Company and JPMorgan Chase Bank, as trustee (the "Trustee").

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indenture and the Registration Statement.

            Based on the foregoing, we are of opinion that, provided that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, when (i) the New Notes are duly authorized, executed and delivered on behalf of the Company in accordance with the Indenture and (ii) the New Notes are duly authenticated by the Trustee pursuant to the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

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            We are members of the bar of the State of New York and do not express any opinion herein as to any matters governed by any law other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as the opinion expressed herein relates to or depends upon matters governed by the laws of Canada, we have relied upon the opinion of Torys LLP, Canadian counsel to the Company, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the captions (i) "Income Tax Consequences -- U.S. Federal Income Tax Consequences" and (ii) "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore LLP



Rogers Wireless Inc.
   One Mount Pleasant Road, 6th Floor
      Toronto, Ontario
         Canada M4Y 2Y5

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